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EXHIBIT 99.1

SOURCE: FINANCIAL TELECOM LIMITED (USA) INC.

FOR IMMEDIATE RELEASE

HONG KONG, MAY 31ST, 2005, 6:00AM, EST

PRESS RELEASE

FINTEL APPOINTS MR. RONALD GORTHUIS AS CFO

Hong Kong, May 31st, 2005 -- /BusinessWire/ -- Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTC Bulletin Board: FLTL), www.fintel.com, announced today that it has appointed Mr. Ronald Gorthuis as Chief
Financial Officer and Vice President as of May 30th, 2005.

Mr. Gorthuis brings to Fintel over 25 years of finance and accounting experiences. He began his career with KPMG and later served in a numerous senior financial management positions with companies both in public and private sectors. Mr. Gorthuis also built and sold a successful accounting practice in Canada. He previously was a partner at a Middle East based investment bank, the International Investors in Kuwait. He lived in China since 2002 with his family and worked as an independent financial advisor in Shanghai to private Chinese companies. Mr. Gorthuis graduated from Simon Fraser University, Canada, and is a chartered accountant with the Canadian Institute of Chartered Accountants.

Fintel also announced that Mr. Richard Yan, previously company's Finance Director, is promoted to Vice President overseeing investment operations.

Since the start of the new business model of offering financial services to and invest in the private sector companies in China, Fintel is growing its client base very quickly and attracting lots of interests from its targeted industries. The management team of Fintel with the added talents is planning to strengthen internal control, financial structuring and reporting to better manage our return on investment and corporate governance.

ABOUT FINANCIAL TELECOM LIMITED (USA), INC. (FINTEL GROUP)

Fintel offers corporate financial services on a long term basis to profitable privately held Chinese companies and its shareholders. Fintel at the same time obtains an option to invest in minority positions in client companies leveraging its publicly traded stock. Fintel targets high growth industries such as technology, media marketing, consumer services and manufacturing. Fintel aims to assist its clients achieving corporate and personal financial goals. For further information, please visit: www.fintel.com

Forward-looking statements


The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.

Contact:


Ms. Flora Song
Tel: (8621) 3304 0830
Fax: (8621) 3304 0970
Email: flora.song@fintel.com


Avalon Partners Inc.
Toll free: 866 487 9310